EXHIBIT 12.1

18305 BISCAYNE BLVD. SUITE 200 AVENTURA, FL 33160 TEL: (954) 903-7856 FAX: (954) 252-4265

E-MAIL: JONATHAN@JDLPA.COM

March 15, 2022

Board of Directors

Auri Incorporated

1712 Pioneer Avenue

Cheyenne, WY 82001

Ladies and Gentlemen:

We are acting as counsel to Auri Incorporated, a Wyoming corporation (“Auri”), for the purpose of rendering an opinion as to the legality of the shares of Auri’s common stock, par value $0.0001 per share (the “Shares”), to be offered and distributed by Auri pursuant to an offering statement to be filed under Regulation A of the Securities Act of 1933, as amended, by Auri with the U.S. Securities and Exchange Commission (the “SEC”) on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

The offering statement, and pre-qualification amendments, cover the contemplated sale of up to 625,000,000 Shares of its Common Stock at a price of $___ [$.008-$.020] per share.

In connection with the opinion contained herein, we have examined the offering statement, as well as pre-qualification amendments, the certificate of incorporation (as amended) and bylaws, the resolutions of Auri’s board of directors and stockholders, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the entirety of the Shares being sold pursuant to the offering statement are duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid, and non-assessable with in connection with the shares of common stock offered by the Company.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement and to the reference to our firm under the caption “Legal Matters” in the offering circular. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very Truly Yours,
JONATHAN D. LEINWAND, P.A.

By:	/s/ Jonathan Leinwand
Jonathan Leinwand, Esq.